EXECUTION

PLEDGE AGREEMENT

This PLEDGE AGREEMENT (this “Agreement”) is dated as of May 15, 2012 and entered into by and among Aurora Investments ehf, an Icelandic corporation (“Aurora”), and Atlantis Group hf, an Icelandic corporation (“Atlantis Group,” and together with Aurora, the “Grantors”), Baja Aqua Farms S.A. de C.V., a corporation incorporated in Mexico (“Secured Party”), Atlantis Co. Ltd. (“Atlantis Co.”) and Umami Sustainable Seafood Inc. (“Umami”).

PRELIMINARY STATEMENTS

WHEREAS, Grantors directly own outstanding stock of Umami, an affiliate of Secured Party, and will derive substantial economic benefit as a result of the financial accommodations being made available to Atlantis Co. and are willing to execute and deliver this Agreement in order to induce such financial accommodations.

WHEREAS, Atlantis Co. acknowledges and agrees that it owes to Umami an amount of $1,107,340 United States Dollars in unpaid invoices (the “Overdue Amount”), and that such Overdue Amount is currently due and owing to Umami. The Overdue Amount is net of $6,261,992 related to amounts owed to Atlantis Co. by Umami.

WHEREAS, Umami agrees to forbear from exercising its right to immediately collect such Overdue Amount due to (i) Umami's long and mutually beneficial business relationship with Atlantis Co., (ii) Atlantis Co.'s agreement to execute this Agreement, and (iii) the execution of this Agreement by the Grantors;

NOW, THEREFORE, in consideration of Umami's agreement to forbear from immediate collection of the Overdue Amount, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Atlantis Co. and Umami hereby agree as follows:

FOR VALUE RECEIVED, Atlantis Co. unconditionally promises to pay to the order of Umami, in the manner and at the place hereinafter provided, the principal amount of ONE MILLION, ONE HUNDRED SEVEN THOUSAND, THREE HUNDRED FOURTY DOLLARS ($1,107,340)) on on July 31, 2012 in one installment, which such installment shall be made in the amount necessary to pay the Secured Obligations Documents (as defined herein) in full.

NOW, THEREFORE, in consideration of the agreements set forth herein and in order to induce the extension of credit, each Grantor hereby agrees with Secured Party as follows:

SECTION 1.    Grant of Security.

Each Grantor hereby pledges and assigns to Secured Party, and hereby grants to Secured Party a security interest in, all of such Grantor's right, title and interest in and to the following personal property of such Grantor, in each case whether now or hereafter existing, whether tangible or intangible, whether now owned or hereafter acquired and wherever the same may be located (the “Collateral”):

(a)all Investment Property of Umami owned by each Grantor (including all security entitlements, securities and shares listed on Schedule 1 hereof); and

(b)all proceeds with respect to any of the foregoing Collateral.

Each category of Collateral set forth above shall have the meaning set forth in the UCC, it being the intention of the Grantors that the description of the Collateral set forth above be construed to include the broadest possible range of assets.

SECTION2.    Security for Obligations.

This Agreement secures, and the Collateral is collateral security for, the prompt payment in full when due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise, of all Secured Obligations of each Grantor. “Secured Obligations” means all receivables owing to Secured Party by Atlantis Co., as set forth on Schedule 2 hereto, together with all extensions or renewals thereof, whether for principal, interest, reimbursement of amounts drawn under letters of credit, fees, expenses, indemnities or otherwise, whether voluntary or involuntary, direct or indirect, absolute or contingent, liquidated or unliquidated, whether or not jointly owed with others, and whether or not from time to time decreased or extinguished and later increased, created or incurred, and all or any portion of such obligations or liabilities that are paid, to the extent all or any part of such payment is avoided or recovered directly or indirectly from Secured Party as a preference, fraudulent transfer or otherwise, and all obligations of every nature of Grantors now or hereafter existing under this Agreement (including, without limitation, interest and other amounts that, but for the filing of a petition in bankruptcy with respect to any Grantor, would accrue on such obligations, whether or not a claim is allowed against such Grantor for such amounts in the related bankruptcy proceeding).

SECTION 3.    Acknowledgements.

Atlantis Co. and the Grantors acknowledge and agree that the Current Defaults have occurred and are continuing and that such Current Defaults constitute events of default under the Secured Obligation Documents that would entitle Umami to declare the Secured Obligation Documents immediately due and payable.

SECTION 4.    Forbearance.

Subject to the terms and conditions hereof and in reliance on the undertakings, representations and warranties of Atlantis Co. herein contained, Umami hereby agrees to forbear from exercising rights and remedies that may exist by virtue of the Current Defaults until (x) 5:00 p.m. (ET) time on July 31, 2012 and (y) the date upon which any of the Conditions set forth in Section 5 hereof is not satisfied or ceases to continue to be satisfied (the earlier to occur of each such date, the “Forbearance Termination Date”). Notwithstanding the acknowledgment of the Current Defaults, until the Forbearance Termination Date, references to defaults and events of default in the Secured Obligation Documents shall not include the Current Defaults.

SECTION 5.    Conditions to Forbearance.

The forbearance set forth in Section 4 hereof is subject to the satisfaction and continuation of the following conditions (the “Conditions”): (x) no default or event of default under the Secured Obligation Documents, other than the Current Defaults, shall occur or be continuing, and (y) Atlantis Co. and the Grantors shall have satisfied and be in compliance with each term and condition of this Agreement.

SECTION 6.    Reservation of Rights.

(a)The forbearance set forth in Section 4 hereof shall be limited precisely as written and relates solely to the Current Defaults until the Forbearance Termination Date in the manner and to the extent above set forth, and nothing in this Agreement shall be deemed to (x) constitute a waiver by Umami of compliance by Atlantis Co. with respect to any term, provision or condition of the Secured Obligation Documents or any other instrument or agreement referred to therein or (y) prejudice any right or remedy that Umami may now have (except to the extent of the express forbearance of such right or remedy set forth herein) or may have in the future under or in connection with the Secured Obligation Documents or any other instrument or agreement referred to therein.

(b)Except as expressly set forth herein, the terms, provisions and conditions of the Secured Obligation Documents shall remain in full force and effect and in all other respects are hereby ratified and confirmed.

(c)Without limiting the generality of the foregoing, none of the Grantors nor Atlantis Co. will claim that any prior action or course of conduct by Umami constitutes an agreement or obligation to continue such action or course of conduct in the future. The Grantors and Atlantis Co. acknowledge that Umami has made no commitment as to how the Current Defaults will be resolved prior to, or after, the Forbearance Termination Date.

(d)The Grantors, Atlantis Co. and Umami may, from time to time, engage in negotiations concerning the Secured Obligations, and such negotiations may be lengthy and complex. Umami shall have no obligation to modify, amend and/or restructure the Secured Obligation Documents in connection with such negotiations or otherwise. Umami may terminate such negotiations at any time, in its sole discretion, with or without notice, and without liability of any kind. Umami shall not have any obligation or liability by virtue of the commencement, prosecution or termination of negotiations concerning any possible amendment. Umami shall not waive any rights or incur any liability by negotiation nor by the passage of time associated therewith.

(e)Subject only to the terms of this Agreement, and subject to any applicable notice, grace or cure periods, Umami may exercise any right or remedy available to them pursuant to the Secured Obligation Documents or by applicable law or in equity before the Forbearance Termination Date, including, without limitation, as the result of a default or event of default under the Secured Obligation Documents other than a Current Default, and nothing herein shall operate to restrict, inhibit or prohibit Umami from exercising any such right or remedy or from the prosecution or continued prosecution of any action or proceeding in furtherance of the foregoing. At any time on or after the Forbearance Termination Date, Umami shall be entitled to exercise all their rights and remedies (including rights and remedies based on the Current Defaults), whether under the Secured Obligation Documents or at law or in equity, without further notice or demand, except as is required pursuant to the Secured Obligation Documents.

SECTION 7.    Representations and Warranties.

Each Grantor represents and warrants as follows:

(a)    Jurisdiction of Organization. Each Grantor's name as it appears in official filings in the country of its organization, type of organization (i.e. corporation, limited partnership, etc.), jurisdiction of organization and organization number provided by the applicable government authority of the jurisdiction of organization are set forth on Schedule 3 annexed hereto.

(b)    Names. No Grantor (or predecessor by merger or otherwise of such Grantor) has, within the five year period preceding the date hereof, had a different name from the name of such Grantor listed on the signature pages hereof.

(c)Due Authorization, etc. Each Grantor is duly formed, validly existing and in good standing under the law of its jurisdiction of organization and has full entity power and authority to execute, deliver and perform this Agreement. The execution, delivery and performance of this Agreement has been duly authorized by all necessary entity action. This Agreement constitutes a legally valid and binding obligation of each Grantor, enforceable against such Grantor in accordance with its terms, except as enforcement hereof may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally or by general equitable principles.

(d)No Conflict. The execution, delivery and performance of this Agreement by each Grantor will not violate the organizational documents of such Grantor, any provision of law applicable to such Grantor or any order, judgment or decree of any court or other governmental agency binding on such Grantor.

(e)Security Interests. The security interests in the Collateral granted hereunder constitute valid security interests in the Collateral, securing payment of the Secured Obligations.

(f)Agreements Governing Collateral. Each Organizational Document pursuant to which a portion of Collateral was issued or that governs or restricts a portion of the Collateral, copies of which have been delivered to Secured Party, is in full force and effect and has not been amended except as disclosed in writing to Secured Party.

SECTION 8.    Delivery of Certificates and Instruments; Further Assurances.

All certificates or instruments representing or evidencing the Collateral shall be delivered to and held by or on behalf of Secured Party pursuant hereto and shall be in suitable form for transfer by delivery or, as applicable, shall be accompanied by the applicable Grantor's endorsement, where necessary, or duly executed instruments of transfer or assignment in blank, all in form and substance satisfactory to Secured Party. Secured Party shall have the right at any time to exchange certificates or instruments representing or evidencing Collateral for certificates or instruments of smaller or larger denominations.

Each Grantor agrees that from time to time, at the expense of Grantors, such Grantor will promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or desirable, or that Secured Party may request, in order to perfect and protect any security interest granted or purported to be granted hereby or to enable Secured Party to exercise and enforce its rights and remedies hereunder with respect to any Collateral. Without limiting the generality of the foregoing, each Grantor will: (a) (i) execute (if necessary) and file and hereby authorizes the Secured Party to file such financing or continuation statements, or amendments thereto, (ii) execute and deliver, and cause to be executed and delivered, agreements establishing that Secured Party has control of Investment Property of such Grantor, (iii) deliver to Secured Party all certificates or Instruments representing or evidencing Investment Property and notes, accompanied by duly executed endorsements or instruments of transfer or assignment in blank, all in form and substance satisfactory to Secured Party, (iv) deliver such other instruments or notices, in each case, as may be necessary or desirable, or as Secured Party may request, in order to perfect and preserve the security interests granted or purported to be granted hereby, and (v) at the request of Secured Party, mark conspicuously each of its records pertaining to the Collateral with a legend, in form and substance satisfactory to the Secured Party, indicating such Collateral is subject to the security interest granted hereby; (b) furnish to Secured Party from time to time statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as Secured Party may reasonably request, all in reasonable detail; (c) at Secured Party's request, appear in and defend any action or proceeding that may affect such Grantor's title to or Secured Party's security interest in all or any part of the Collateral; and (d) use commercially reasonable efforts to obtain any necessary consents of third parties to the creation and perfection of a security interest in favor of Secured Party with respect to any Collateral. Each Grantor hereby authorizes Secured Party to file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the Collateral.

SECTION 9.    Certain Covenants of Grantors.

Each Grantor shall:

(a)    not use or permit any Collateral to be used unlawfully or in violation of any provision of this Agreement or any applicable statute, regulation or ordinance or any policy of insurance covering the Collateral;

(b)    give Secured Party at least 30 days' prior written notice of any change in such Grantor's name, identity or corporate structure;

(c)    give Secured Party at least 30 days' prior written notice of any reincorporation, reorganization or other action that results in a change of the jurisdiction of organization of such Grantor;

(d)    pay promptly when due all property and other taxes, assessments and governmental charges or levies imposed upon, and all claims (including claims for labor, services, materials and supplies) against, the Collateral except to the extent the validity thereof is being contested in good faith; provided that such Grantor shall in any event pay such taxes, assessments, charges, levies or claims not later than five days prior to the date of any proposed sale under any judgment, writ or warrant of attachment entered or filed against such Grantor or any of the Collateral as a result of the failure to make such payment;

(e)    permit representatives of Secured Party at any time during normal business hours to inspect and make abstracts from records of the Collateral, and each Grantor agrees to render to Secured Party, at such Grantor's cost and expense, such clerical and other assistance as may be reasonably requested with regard thereto; and

(f)    not (i) sell, assign (by operation of law or otherwise) or otherwise dispose of, or grant any option with respect to, any of the Collateral, (ii) create or suffer to exist any lien, security interest or encumbrance upon or with respect to any of the Collateral, or (iii) permit any issuer of equity interests constituting Collateral to merge or consolidate unless all the outstanding equity interests of the surviving or resulting entity are, upon such merger or consolidation, pledged hereunder and no cash, securities or other property is distributed in respect of the outstanding shares of any other constituent entity.

SECTION 10.    Special Covenants with respect to Organizational Documents.

(a)    No Assumption. Notwithstanding any of the foregoing, this Agreement shall not in any way be deemed to obligate Secured Party or any purchaser at a foreclosure sale under this Agreement to assume any of any Grantor's obligations, duties, expenses or liabilities under any Organizational Document or under any and all other similar agreements now existing or hereafter drafted or executed (collectively, the “Grantor Obligations”) unless Secured Party or any such purchaser otherwise expressly agrees to assume any or all of said Grantor Obligations in writing. In the event of foreclosure by Secured Party, a Grantor shall remain bound and obligated to perform the Grantor Obligations applicable to it and Secured Party shall not be deemed to have assumed any of such Grantor Obligations except as provided in the preceding sentence; and

(b)    Amendments. No Grantor shall (i) cancel or terminate an Organizational Document or consent to or accept any cancellation or termination thereof, (ii) amend, supplement or otherwise modify an Organizational Document (as in effect on the date hereof) in a manner adverse to the Secured Party, (iii) perform and comply in all material respects with all terms and provisions of each Organizational Document required to be performed or complied with by it.

SECTION 11.    Voting Rights; Profits, Interest and Dividends; Attorney-in-Fact.

(a)    So long as no Event of Default (as defined in Section 13 herein) shall have occurred and be continuing:
(i)each Grantor shall be entitled to exercise any and all voting and other consensual rights pertaining to the Collateral or any part thereof for any purpose not inconsistent with the terms of this Agreement; provided, however, that no Grantor shall exercise or refrain from exercising any such right if Secured Party shall have notified such Grantor that, in Secured Party's judgment, such action would have a material adverse effect on the value of the Collateral or any part thereof;

(ii)each Grantor shall be entitled to receive and retain, and to utilize free and clear of the lien of this Agreement, any and all payments, including but not limited to profits, dividends and other distributions, paid in respect of the Collateral; provided, however, that any and all

(A)profits, dividends, and other distributions paid or payable other than in cash in respect of, and instruments and other property received, receivable or otherwise distributed in respect of, or in exchange for, any Collateral,

(B)profits, dividends and other distributions paid or payable in cash in respect of any Collateral in connection with a partial or total liquidation or dissolution or in connection with a reduction of capital, and
(C)cash paid, payable or otherwise distributed in redemption of or in exchange for any Collateral,

shall be, and shall forthwith be delivered to Secured Party to hold as, Collateral and shall, if received by such Grantor, be received in trust for the benefit of Secured Party, be segregated from the other property or funds of such Grantor and be forthwith delivered to Secured Party as Collateral in the same form as so received (with all necessary endorsements); and

(iii)each Grantor shall execute and deliver (or cause to be executed and delivered) to Secured Party such proxies and other instruments as Secured Party may from time to time reasonably request for the purpose of enabling Secured Party to exercise the voting and other consensual rights that it is entitled to exercise hereunder and to receive the profits, dividends and other distributions that it is authorized to receive and retain hereunder.

(b)    Upon the occurrence and during the continuation of an Event of Default:

(i)    upon written notice from Secured Party to a Grantor, all rights of such Grantor to exercise the voting and other consensual rights that it would otherwise be entitled to exercise pursuant to Section 11(a)(i) shall cease, and all such rights shall thereupon become vested in Secured Party who shall thereupon have the sole right to exercise such voting and other consensual rights;

(ii)    all rights of a Grantor to receive any and all payments under or in connection with each Organizational Document, including but not limited to the profits, dividends, and other distributions which it would otherwise be authorized to receive and retain pursuant to Section 11(a)(ii), shall cease, and all such rights shall thereupon become vested in Secured Party who shall thereupon have the sole right to receive and hold such payments as Collateral; and

(ii)    all payments which are received by a Grantor contrary to the provisions of Section 11(b)(ii) shall be received in trust for the benefit of Secured Party, shall be segregated from other funds of such Grantor and shall be forthwith paid over to Secured Party as Collateral in the same form as so received (with any necessary endorsement).

(c)    Each Grantor hereby irrevocably appoints Secured Party as such Grantor's attorney-in-fact, with full authority in the place and stead of such Grantor, and in the name of such Grantor, Secured Party or otherwise, from time to time in Secured Party's discretion, upon the occurrence and during the continuation of an Event of Default, to take any action and execute any instrument or document that Secured Party may deem necessary or advisable in order to sell, transfer, pledge, make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though Secured Party were the absolute owner thereof for all purposes, and to do, at Secured Party's option and Grantors' expense, at any time or from time to time, all acts and things that Secured Party deems necessary to protect, preserve or realize upon the Collateral and Secured Party's security interest therein in order to effect the intent of this Agreement, all as fully and effectively as such Grantor might do.

SECTION 12.    Secured Party May Perform; Standard of Care.

If any Grantor fails to perform any agreement contained herein, Secured Party may itself perform, or cause performance of, such agreement, and the expenses of Secured Party incurred in connection therewith shall be payable by Grantors under Section 15(b) hereof. The powers conferred on Secured Party hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Except for the exercise of reasonable care in the custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder, Secured Party shall have no duty as to any Collateral or as to the taking of any necessary steps to preserve rights against prior parties or any other rights pertaining to any Collateral. Secured Party shall be deemed to have exercised reasonable care in the custody and preservation of Collateral in its possession if such Collateral is accorded treatment substantially equal to that which Secured Party accords its own property.

SECTION 13.    Events of Default; Remedies.

(a)    Events of Default. The occurrence of any of the following events shall constitute an “Event of Default”:

(i)    Failure to Pay Secured Obligations. Atlantis Co., its successor or any other obligor of the Secured Obligations shall fail to pay all or any part of the Secured Obligations when due; or

(ii)    Breach of Covenants. Failure of any Grantor to perform or observe any other term, covenant or agreement on its part to be performed or observed pursuant to this Agreement shall continue for a period of thirty (30) days without cure; or

(iii)    Breach of Representation or Warranty. Any representation or warranty made by any Grantor to Secured Party in this Agreement shall prove to have been false in any material respect when made; or

(iv)    Dissolution of Grantor. Any order, judgment or decree shall be entered against any Grantor decreeing the dissolution of such Grantor and such order shall remain undischarged or unstayed for a period of time in excess of thirty (30) days; or

(v)    Involuntary Bankruptcy, etc. (A) A court having jurisdiction in the premises shall enter a decree or order for relief in respect of any in an involuntary case under the Bankruptcy Code or any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or (B) an involuntary case shall be commenced against any Grantor under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over Grantor or over all or a substantial part of its property shall have been entered; or the involuntary appointment of an interim receiver, trustee or other custodian of any Grantor for all or a substantial part of its property shall have occurred; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of any Grantor, and, in the case of any event described in this clause (B), such event shall have continued for 60 days unless dismissed, bonded or discharged; or

(vi)    Voluntary Bankruptcy, etc. An order for relief shall be entered with respect to any Grantor or any Grantor shall commence a voluntary case under the Bankruptcy Code or any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or any Grantor shall make an assignment for the benefit of creditors; or any Grantor shall be unable or fail, or shall admit in writing its inability, to pay its debts as such debts become due; or the board of directors or other governing body of any Grantor (or any committee thereof) shall adopt or authorize action to approve any of the foregoing; or

(vii)    Repudiation or Invalidity of this Agreement. Each Grantor shall challenge, or institute any proceedings to challenge, the validity, binding effect or enforceability of this Agreement or any other obligation to Secured Party; or this Agreement or any provision thereof shall cease to be in full force or effect or shall be declared to be null or void, or Secured Party shall not have or cease to have a valid and perfected first priority security interest in the Collateral.

(b)    If any Event of Default shall have occurred and be continuing, Secured Party may exercise in respect of the Collateral, in addition to all other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party on default under the UCC (whether or not the UCC applies to the affected Collateral), and also may (i) require each Grantor to, and each Grantor hereby agrees that it will at its expense and upon request of Secured Party forthwith, assemble all or part of the Collateral as directed by Secured Party and make it available to Secured Party at a place to be designated by Secured Party that is reasonably convenient to both parties, (ii) sell the Collateral or any part thereof in one or more parcels at public or private sale, at any of Secured Party's offices or elsewhere, for cash, on credit or for future delivery, at such time or times and at such price or prices and upon such other terms as Secured Party may deem commercially reasonable, (iii) provide entitlement orders with respect to security entitlements and other Investment Property constituting a part of the Collateral and, without notice to any Grantor, transfer to or register in the name of Secured Party or any of its nominees any or all of the Collateral constituting Investment Property. Each Grantor recognizes that, by reason of certain prohibitions contained in the Securities Act of 1933, as from time to time amended (the “Securities Act”), and applicable state securities laws, Secured Party may be compelled, with respect to any sale of all or any part of the Collateral conducted without prior registration or qualification of such Collateral under the Securities Act and/or such state securities laws, to limit purchasers to those who will agree, among other things, to acquire the Collateral for their own account, for investment and not with a view to the distribution or resale thereof. Secured Party may be the purchaser of any or all of the Collateral at any such sale and Secured Party, shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Secured Obligations as a credit on account of the purchase price for any Collateral payable by Secured Party at such sale. Each Grantor hereby waives any claims against Secured Party arising by reason of the fact that the price at which any Collateral may have been sold at any such a private sale was less than the price which might have been obtained at a public sale, even if Secured Party accepts the first offer received and does not offer such Collateral to more than one offeree, and agrees that any such private placement shall, in and of itself, not be deemed to be commercially unreasonable. If Secured Party determines to exercise its right to sell any or all of the Collateral, upon written request, each Grantor shall and shall cause each issuer of any Collateral to be sold hereunder from time to time to furnish to Secured Party all such information as Secured Party may request in order to determine the amount of Collateral that may be sold by Secured Party in exempt transactions under the Securities Act and the rules and regulations of the Securities and Exchange Commission thereunder, as the same are from time to time in effect.

SECTION 14.    Application of Proceeds.

Except as expressly provided elsewhere in this Agreement, all proceeds received by Secured Party in respect of any sale of, collection from, or other realization upon all or any part of the Collateral shall be applied in the following order of priority:

FIRST: To the payment of all costs and expenses of such sale, collection or other realization, including reasonable compensation to Secured Party and its agents and counsel, and all other expenses, liabilities and advances made or incurred by Secured Party in connection therewith, and all amounts for which Secured Party is entitled to indemnification hereunder and all advances made by Secured Party hereunder for the account of Grantors, and to the payment of all costs and expenses paid or incurred by Secured Party in connection with the exercise of any right or remedy hereunder;

SECOND: To the payment of all other Secured Obligations (for the ratable benefit of the holders thereof); and

THIRD: To the payment to or upon the order of Aurora, Atlantis Group, or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct, of any surplus then remaining from such proceeds.

SECTION 15.    Indemnity and Expenses.

(a)    Grantors jointly and severally agree to indemnify Secured Party from and against any and all claims, losses and liabilities in any way relating to, growing out of or resulting from this Agreement and the transactions contemplated hereby (including, without limitation, enforcement of this Agreement), except to the extent such claims, losses or liabilities result solely from Secured Party's gross negligence or willful misconduct as finally determined by a court of competent jurisdiction.

(b)    Grantors jointly and severally agree to pay to Secured Party upon demand the amount of any and all costs and expenses, including the fees and expenses of counsel and of any experts and agents, that Secured Party may incur in connection with the custody or preservation of the Collateral, the exercise of rights or remedies hereunder or the failure by any Grantor to perform or observe any of the provisions hereof.

(c)    The obligations of Grantors in this Section 15 shall survive the termination of this Agreement and the discharge of Grantors' other obligations under this Agreement and documents related to the Secured Obligations (the “Secured Obligation Documents”).

SECTION 16.    Amendments; Etc.

No amendment, modification, termination or waiver of any provision of this Agreement, and no consent to any departure by any Grantor therefrom, shall in any event be effective unless the same shall be in writing and signed by Secured Party and, in the case of any such amendment or modification, by Grantors. Any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given.

SECTION 17.    Notices.

Any notice or other communication herein required or permitted to be given shall be in writing and may be personally served or sent by telefacsimile or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service, upon receipt of telefacsimile, or three business days after depositing it in the United States mail with postage prepaid and properly addressed. For the purposes hereof, the address of each party hereto shall be set forth under such party's name on the signature pages hereof or such other address as shall be designated by such party in a written notice delivered to the other parties hereto.

SECTION 18.    Failure or Indulgence Not Waiver; Remedies Cumulative; Severability.

(a)    No failure or delay on the part of Secured Party in the exercise of any power, right or privilege hereunder shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude any other or further exercise thereof or of any other power, right or privilege. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

(b)    In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

SECTION 19.    Continuing Security Interest; Transfer of Loans; Termination and Release.

(a)    This Agreement shall create a continuing security interest in the Collateral and shall (i) remain in full force and effect until the payment in full of the Secured Obligations, (ii) be binding upon each Grantor and its successors and assigns, and (iii) inure, together with the rights and remedies of Secured Party hereunder, to the benefit of Secured Party and its successors, transferees and assigns. Without limiting the generality of the foregoing clause (iii), Secured Party may assign or otherwise transfer any loans held by it to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to Secured Party herein or otherwise.

(b)    Upon the payment in full of all Secured Obligations, the security interest granted hereby shall terminate and all rights to the Collateral shall revert to Grantors. Upon any such termination Secured Party will, at Grantors' expense, execute and deliver to Grantors such documents as Grantors shall reasonably request to evidence such termination.

SECTION 20.    Headings.

Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

SECTION 21.    Governing Law; Rules of Construction.

THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF CALIFORNIA (INCLUDING, WITHOUT LIMITATION, SECTION 1646.5 OF THE CIVIL CODE OF THE STATE OF CALIFORNIA), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES, EXCEPT TO THE EXTENT THAT THE UCC PROVIDES THAT THE PERFECTION OF THE SECURITY INTEREST HEREUNDER, OR REMEDIES HEREUNDER, IN RESPECT OF ANY PARTICULAR COLLATERAL ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF CALIFORNIA, IN WHICH CASE THE LAWS OF SUCH JURISDICTION SHALL GOVERN WITH RESPECT TO THE PERFECTION OF THE SECURITY INTEREST IN, OR THE REMEDIES WITH RESPECT TO, SUCH PARTICULAR COLLATERAL.

SECTION 22.    Consent to Jurisdiction and Service of Process.

ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY GRANTOR ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR ANY OBLIGATIONS HEREUNDER, MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE OF CALIFORNIA.

SECTION 23.    Waiver of Jury Trial.

GRANTORS AND SECURED PARTY HEREBY AGREE TO WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS.

SECTION 25.    Counterparts.

This Agreement may be executed in one or more counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document.

SECTION 26.    Suretyship Waivers by the Grantors.

Each Grantor waives demand, notice, protest, notice of acceptance of this Agreement, notice of loans made, credit extended, Collateral received or delivered or other action taken in reliance hereon and all other demands and notices of any description. With respect to both the Secured Obligations and the Collateral, each Grantor assents to any extension or postponement of the time of payment or any other indulgence, to any substitution, exchange or release of or failure to perfect any security interest in any Collateral, to the addition or release of any party or person primarily or secondarily liable, to the acceptance of partial payment thereon and the settlement, compromising or adjusting of any thereof, all in such manner and at such time or times as the Secured Party may deem advisable. The Secured Party shall have no duty as to the collection or protection of the Collateral or any income thereon, nor as to the preservation of rights against prior parties, nor as to the preservation of any rights pertaining thereto beyond the safe custody thereof. Each Grantor further waives any and all suretyship defenses.

SECTION 26.    Definitions.

(a)    Each capitalized term utilized in this Agreement that is not defined in this Agreement, but that is defined in the UCC, including the categories of Collateral listed in Section 1 hereof, shall have the meaning set forth in Articles 1, 8 or 9 of the UCC.

(b)    In addition, the following terms used in this Agreement shall have the following meanings:

“Collateral” has the meaning set forth in Section 1 hereof.

“Current Defaults” means the defaults that have occurred under one or more Secured Obligation Documents, including, without limitation, the failure to timely pay the Secured Obligations.

“Organizational Document” means the certificate or articles of incorporation, bylaws, partnership agreement, trust agreement, limited liability company operating agreement or other document pursuant to which a corporation, partnership, trust or limited liability company is organized or which governs or restricts securities, beneficial interests, limited liability company interests or partnership interests issued by such entity.

“Secured Obligations” has the meaning set forth in Section 2 hereof.

“UCC” means the Uniform Commercial Code, as it exists on the date of this Agreement or as it may hereafter be amended, in the State of California.

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IN WITNESS WHEREOF, Grantors and Secured Party have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

AURORA INVESTMENTS EHF

By:	/s/ Oli V. Steindorsson
Name:	Oli V. Steindorsson
Title:	Chairman

Notice Address:
Stórhöfði 23
110 Reykjavík
Iceland

ATLANTIS GROUP HF

By:	/s/ Arni Pall Einarsson
Name:	Arni Pall Einarsson
Title:	CEO

Notice Address:
Stórhöfði 23
110 Reykjavík
Iceland

S-1

BAJA AQUA FARMS S.A. DE C.V., as Secured Party

By:	/s/ Oli V. Steindorsson
Name:	Oli V. Steindorsson
Title:	Presidente

Notice Address:
Calle 12 #211 Parque Industrial
Fondeport
El Sauzal, Ensenada, BC, CP. 22760
Mexico

UMAMI SUSTAINABLE SEAFOOD INC.

By:	/s/ Tim Fitzpatrick
Name:	Tim Fitzpatrick
Title:	CFO

Notice Address:
1230 Columbia Street
Suite 440
San Diego, CA 92101
USA

ATLANTIS CO. LTD.

By:	/s/ Yuji Wakasa
Name:	Yuji Wakasa
Title:	Managing Director

Notice Address:
Casa Versole, 501 2-16-3 Higashi-Shinbashi
Minato-ku, Tokyo 105-0021

S-2

SCHEDULE I

Attached to and forming a part of the Pledge Agreement dated as of May 15, 2012 among Aurora and Atlantis Group, as Grantors, Baja Aqua Farms S.A. de C.V., as Secured Party, Atlantis Co. and Umami.

Investment Property

Grantor	Issuer	Class of Equity Interest	Certificate No.	Amount of Equity Interest
Atlantis Group hf	Lions Gate Lighting Corp. (as predecessor to Umami Sustainable Seafood Inc.)	Common stock	1064	1,000,000 shares

SCHEDULE 2

Secured Obligations

Entity Owing Receivables to Secured Party     Amount Owed

Atlantis Co. Ltd.                 $1,107,340, pursuant to attached spreadsheet

Schedule 2 attachment - Secured obligations Baja

Customer	Invoice number	Date of invoice	Due Date	Remaining Outstanding Mar 31	FX on due date	USD on due date
Atlantis Co. Ltd.	LT20		1/4/2012	81,962,835	76.78	$1,067,502
Atlantis Co. Ltd.	LT14,15,18 (10%)		1/5/2012	18,422,748	76.69	$240,224
Atlantis Co. Ltd.	LT19,20 (10%)		1/6/2012	18,711,069	76.87	$243,412
Atlantis Co. Ltd.	MM13	9-Nov-11	9-Jan-12	53,067,292	76.90	$690,082
Atlantis Co. Ltd.	MM15	11-Nov-11	11-Jan-12	67,653,172	76.83	$880,557
Atlantis Co. Ltd.	MM17	14-Nov-11	13-Jan-12	68,896,342	76.84	$896,621
Atlantis Co. Ltd.	MM18	15-Nov-11	14-Jan-12	66,849,087	76.80	$870,431
Atlantis Co. Ltd.	MM19	16-Nov-11	15-Jan-12	86,818,940	76.92	$1,128,691
Atlantis Co. Ltd.	MM20	17-Nov-11	16-Jan-12	85,045,916	76.92	$1,105,641
Atlantis Co. Ltd.	MM21	18-Nov-11	17-Jan-12	18,908,465	76.81	$246,172
Total due to Baja				566,335,866	USD	$7,369,332

Offset for commissions owed to Atlantis Co. Ltd.
Due on January 10, 2012			1/10/2012	(56,501,463)	76.89	$(734,835)
Will be due on April 10, 2012			4/10/2012	(11,736,418)	82.27	$(142,657)
Total commissions due to Atlantis Co. Ltd.						$(877,492)
Net owing from Atlantis Co. Ltd.						$6,491,840

Offset for amounts due under the Credit Facility from Atlantis Group					Days	Principal	Accrued Interest
From the Credit Facility			1/1/2012	All USD	90.00	5,150,000	154,500
Paid on March 22				All USD	10.00	(3,000,000)	(10,000)
From the Aurora notes due in 2012			1/1/2012	All USD	90.00	1,000,000	30,000
From the Aurora notes due in 2013			1/1/2012	All USD	90.00	2,000,000	60,000
				USD		$5,150,000	$234,500

Total net remaining (Amount due from Atlantis Co. Less Principal and Interest due Atlantis Group)						$1,107,340

Number of Shares Pledged						500,000

SCHEDULE 3

Jurisdiction of Organization

Grantor's Official Name	Type of Organization	Jurisdiction of Organization	Organization Number
Aurora Investments ehf	Limited-liability company	Iceland	620305-0810
Atlantis Group hf	Limited-liability company	Iceland	790825-1580